EXHIBIT 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is dated August 16, 2022 by and between Forza X1, Inc. (“Forza”) and Twin Vee PowerCats Co. (“Twin Vee” and, together with Forza, the “Parties” and, each of them individually, the “Party”).

RECITAL

WHEREAS, Twin Vee has the resources and capacity to provide certain services, including office space, personnel and corporate services, such as cash management, internal audit, information technology, facilities management, promotional sales and marketing, legal, payroll, benefits administration and other administrative services and insurance services (collectively, the “Services”);

WHEREAS, Twin Vee is willing to provide or arrange for the provision of the Services to Forza, all upon the terms and conditions set forth herein;

WHEREAS, in the absence of obtaining such services from Twin Vee, Forza would require additional staff and would need to enhance its existing administrative infrastructure; and

WHEREAS, each of the Parties hereto acknowledges that greater efficiencies and reduced costs are expected to be achieved from the economies of scale associated with the provision of such Services by Twin Vee to Forza in the manner provided herein during the term hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Terms for Services

(a)	Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for an initial term of one (1) month (the “Initial Term”) subject to the early termination right of Forza for a particular Service category upon not less than ten (10) days prior written notice to Twin Vee. The initial term may be extended upon mutual and written consent of the Parties on a month-to-month basis. Notwithstanding the foregoing this Agreement can be terminated prior to the Initial Term or any extension of this Agreement:

(i)	by the Parties at any time by mutual consent;

(ii)	by Forza for convenience upon 30 days’ prior written notice effective after the Initial Term;

(iii)	by either Party if the other Party becomes insolvent or generally unable to pay its debts as they become due; or

(iv)	by the non-breaching Party in the event of a material breach by the other Party and such breach remains uncured for five (5) days after written notice thereof was provided by the non-breaching Party.

(b)	Services and Fees. Twin Vee shall provide, or cause an affiliate to provide, the Services from time to time throughout the Term subject to Section 1(a) to facilitate the operations of the business of Forza in a manner consistent with its operations prior to closing of the initial public offering of Forza. In consideration for the provision of the Services, Forza shall pay to Twin Vee an amount equal to the effectively cost incurred by Twin Vee to provide the Services (the “Service Fees”). In the event of termination pursuant to Section 1(a) the Service Fee will be pro rated up to the effective date of termination. Twin Vee shall deliver to Forza monthly invoices in arrears for any Service Fees setting forth in reasonable detail, the Services provided and the calculation of the Service Fees due with respect to such Services. All invoices shall be payable by Forza within 30 days of receipt. Overdue amounts shall bear interest at an annual rate of 2%. The Services shall be provided to Forza with a standard of care consistent with the past practice and custom immediately prior to the date hereof.

(c)	Additional Services. Notwithstanding the contents of Exhibit A, Twin Vee agrees to respond in good faith to any request by Forza for access to any additional services that are necessary for the operation of Forza and which are not currently contemplated in Exhibit A. Any such additional services so provided by Twin Vee shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth in Exhibit A of this Agreement.

(d)	Access. Forza shall, without charge, provide Twin Vee (or any affiliate of Twin Vee) with such access to Forza’s premises (if any), systems and personnel, and such other assistance as may be reasonably required, to allow the Services to be provided to Forza and for Twin Vee (or any of its affiliates or third party provider) to the extent necessary to perform its obligations under this Agreement. Twin Vee shall provide such reasonable prior notice of the need for such access to Forza where practicable.

(e)	Status. In performing the Services hereunder, Twin Vee and any of its affiliates performing the Services shall operate as and have the status of an independent contractor. Neither Party or employees or the employees of their respective affiliates shall be considered employees or agents of the other Party, nor shall the employees of any Party or its affiliates be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other Party’s employees. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties. No Party shall have any power or authority to bind or commit any other Party.

(f)	Standard of Service.

(i)	Twin Vee represents, warrants and agrees that the Services shall be provided in good faith, in accordance with applicable laws and, except as specifically provided herein, in a manner generally consistent with the same standard of care as historically provided by Twin Vee and its affiliates with respect to Forza and its predecessor. Twin Vee agrees to assign sufficient resources, if available, and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(ii)	Except as expressly set forth in Section 1(f)(i) or in any contract entered into hereunder, Twin Vee makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose all of which are specifically disclaimed.

(g)	Twin Vee agrees that all of its affiliates and their respective employees and any third-party service providers and subcontractors, when on the premises of Forza or when given access to any equipment, computer, software, network or files owned or controlled Forza, shall conform to the policies and procedures of Forza concerning health, safety and security in connection with such access which are made known to Twin Vee in advance in writing.

(h)	Responsibility for Wages and Fees.

For such time as any employees of Twin Vee or any of its affiliates are providing the Services to Forza under this Agreement, (i) such employees will remain employees of Twin Vee or such affiliate, as applicable, and shall not be deemed to be employees of Forza for any purpose, and (ii) Twin Vee or such affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment.

(i)	Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Twin Vee shall have no further obligation to provide the applicable terminated Services and Forza will have no obligation to pay any future Service Fees relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Forza prior to such termination).

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(j)	Invoice Disputes. In the event of an invoice dispute, Forza shall deliver a written statement to Twin Vee no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 1(b). The Parties shall seek to resolve all such disputes expeditiously, in a commercially reasonable manner, in good faith.

2.	General

(a)	Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

(b)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which the Investor may bring a claim under the federal securities laws.

(c)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the Parties and shall be binding upon their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

(d)	Time is of the Essence. Time is of the essence in this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any Party will have the effect of putting such Party in default.

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(e)	Confidentiality. The Parties agree that all business, technical and financial data and information (including, without limitation, the identity of and information relating to products, formula, research and development, manufacturing processes, pricing, rebates, equipment, strategy, customers or employees) which either Party develops, generates, learns or obtains pursuant to this Agreement or that is received by or for a Party in confidence, constitutes confidential and proprietary information (“Confidential Information”). Confidential Information shall also include all notes, analyses, compilations, studies, interpretations and other material which contain, reflect or are based upon, in whole or in part, on Confidential Information, either directly or indirectly, by a Party as well as the content and substance of any discussions between the Parties relating to the Confidential Information. Each Party will hold in confidence and not disclose or use any of the Confidential Information except on a “need to know” basis in connection with their respective rights and obligations under this Agreement. The restrictions on use or disclosure of Confidential Information do not extend to information which: (i) at the time of disclosure is already within the public domain; (ii) subsequent to disclosure becomes part of the public domain through no fault or breach of this Agreement; (iii) which a Party can demonstrate by written evidence was in its possession prior to disclosure by such Party; (iv) becomes known to a Party through a third party unless such Party knew or reasonably should have known such party did not have a right to make such disclosure; or (v) which a Party can demonstrate by written evidence it was discovered or developed by recipient independently of any disclosure by the other Party. If a Party is legally compelled by court order or subpoena to disclose any Confidential Information, it will give the other Party immediate notice thereof so that such Party may seek a protective order and will provide only the limited Confidential Information it is required to disclose. The Parties shall provide reasonable assistance in such effort.

In the event of a breach or threatened breach of any provision of this Section 2(e), the non-disclosing Party shall have the right to have such obligation specifically enforced by a court of competent jurisdiction, including without limitation, the right to entry of restraining orders and injunctions (whether preliminary, mandatory, temporary or permanent) against a violation, threatened or actual, and whether or not continuing, of such obligation, without the necessity of showing any particular injury or damage. It is hereby acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to a Party and that money damages would not provide adequate remedy. Each Party may pursue any such remedy available to it concurrently or consecutively in any order as to any such breach or violation and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach or violation or as to any other breach, violation or threatened breach or violation.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page to follow.]

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IN WITNESS WHEREOF the Parties have executed this Agreement this 16th day of August, 2022.

Forza X1, Inc.

By:	/s/ Jim Leffew
Name: Jim Leffew
Title: President and Chief Executive Officer

Twin Vee PowerCats Co.

By:	/s/ Joseph Visconti
Name: Joseph Visconti
Title: Chief Executive Officer

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EXHIBIT A

Services

During the Term of the Agreement and upon the terms and conditions set forth therein, Twin Vee shall provide to Forza the following Services as reasonably requested by Forza from time to time:

(1)	procurement, shipping and receiving services;
(2)	storage services;
(3)	administration and benefits services;
(4)	employee benefits, human resources and payroll services;
(5)	financial and operations services;
(6)	internal auditing services;
(7)	legal related services;
(8)	risk management services;
(9)	accounting services;
(10)	general tax services;
(11)	communications facilities and services, including e-mail;
(12)	network and data center facilities;
(13)	hardware and equipment;
(14)	facilities management services;
(15)	promotional, sales and marketing services;
(16)	procuring of insurance coverage;
(17)	use of Twin Vee’s facility until Forza’s new planned facility is completed; and
(18)	such other miscellaneous services as the Parties may reasonably agree.

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